EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
AbitibiBowater Inc.:
We consent to the incorporation by reference in the following registration statements of AbitibiBowater Inc. of our report dated March 1, 2007, with respect to the consolidated statements of operations, capital accounts, and cash flows of AbitibiBowater Inc. and subsidiaries (formerly Bowater Incorporated) for the year ended December 31, 2006, which report appears in the December 31, 2008 annual report on Form 10-K of AbitibiBowater Inc.:

Filing Date or
Last Amendment

No. 333-146982	AbitibiBowater Inc.’s stock option plans for Abitibi-Consolidated Inc. and Bowater Incorporated, Bowater Incorporated Deferred Compensation for Outside Directors and BI’s Savings Plan and Abitibi-Consolidated Inc.’s Employee Share Ownership Plans	10/29/2007

No. 333-149548	AbitibiBowater Inc. shelf registration of common stock, preferred stock, warrants and debt securities	3/5/2008

No. 333-152431	AbitibiBowater Inc. 2008 Equity Incentive Plan	7/21/2008

No. 333-156145	AbitibiBowater Inc. Outside Director Deferred Compensation Plan	12/15/2008
Our report with respect to the consolidated financial statements refers to the Company’s change in its method of quantifying errors, the change in its method of accounting for share-based payment, and the change in its method of accounting for pensions and other postretirement benefit plans.
/s/ KPMG LLP
KPMG LLP
Greenville, South Carolina
April 30, 2009